Pacific Select Fund NSAR 12-31-12
Exhibit 77H


Changes in Control of Registrant for Global Absolute Return Portfolio:

On October 1, 2012, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Global Absolute Return Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Global Absolute Return Portfolio     	9/28/2012	        >25%
					10/1/2012 and after     <25%


Changes in Control of Registrant for Currency Strategies Portfolio:

On October 1, 2012, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Currency Strategies Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Currency Strategies Portfolio     	9/28/2012	        >25%
					10/1/2012 and after     <25%



Changes in Control of Registrant for Precious Metals Portfolio:

On October 1, 2012, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Precious Metals Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Precious Metals Portfolio 	    	9/28/2012	        >25%
					10/1/2012 and after     <25%